Exhibit 4.1.3.2

Memo to Lenders

June 19, 2007

JPMORGAN [logo]	JPMorgan Chase Bank, N.A.
600 Travis Street, 20th Floor
Houston, TX 77002

Pursuant to Section 2.19 of the Amended and Restated Credit Agreement dated as of June 22, 2006, JPMorgan Chase Bank, N.A. (“JPMorgan”), as Administrative Agent, declares that the one year extension for Consolidated Edison Company of New York, Inc., Consolidated Edison, Inc., and Orange and Rockland Utilities, Inc. (the “Company”) has been completed and is effective as of today, June 19, 2007. The new maturity date of the Company’s 5-year revolving credit facility will be June 22, 2012.

The banks listed below have approved the one year extension:

Institution	Extension Commitment
JPMorgan Chase	$220,000,000
Citibank	$220,000,000
Bank of New York	$160,000,000
Key Bank	$160,000,000
Wachovia Bank	$160,000,000
Bank of Tokyo-Mitsubishi UFJ	$125,000,000
Barclays	$125,000,000
HSBC Bank USA	$125,000,000
Lehman	$125,000,000
Merrill Lynch	$125,000,000
Morgan Stanley	$125,000,000
RBS	$125,000,000
UBS	$125,000,000
Mellon	$75,000,000
Mizuho	$75,000,000
Commerce Bank	$45,000,000
State Street Bank	$45,000,000
Wells Fargo	$45,000,000
Total	$2,205,000,000

Thank you for your continued support of the Company.